Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ACELRX PHARMACEUTICALS, INC.

AcelRx Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

First: The name of this corporation is AcelRx Pharmaceuticals, Inc.

Second: The original name of the Corporation was “SuRx, Inc.”, and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is July 13, 2005.

Third: The Board of Directors of the Corporation, acting in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending Article I of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, to read in its entirety as follows:

“The name of this corporation is Talphera, Inc.”

Fourth: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was duly adopted and approved in accordance with the provisions of Section 242 of the General Corporate Law of the State of Delaware.

* * * * *

In Witness Whereof, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 9th day of January, 2024.

ACELRX PHARMACEUTICALS, INC.

By:	/s/ Vincent J. Angotti
VINCENT J. ANGOTTI
Chief Executive Officer